Exhibit 99.2

NFP ANNOUNCES DESIGNATED EVENT REPURCHASE RIGHT NOTICE

UNDER ITS

4.0% CONVERTIBLE SENIOR NOTES DUE 2017

New York, NY (July 1, 2013) – National Financial Partners Corp. (the “Company”) announced today that, in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 14, 2013 (the “Merger Agreement”), among the Company, Patriot Parent Corp. and Patriot Merger Corp., the Company delivered a Designated Event Repurchase Right Notice and Notice of Execution of Supplemental Indenture to holders of its 4.0% Convertible Senior Notes due 2017 (the “Notes”), pursuant to the Indenture, dated as of June 15, 2010 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), notifying holders that the Merger, which occurred on July 1, 2013 (the “Merger Effective Date”), constituted a Designated Event, a Merger Event and a Fundamental Change under the Indenture.

From and after the Merger Effective Date, each holder of Notes has the right (at their option) to require the Company to repurchase any or all of such holder’s Notes for cash at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, as set forth under the Indenture.

In the alternative, from and after the Merger Effective Date, each holder of Notes has the right (at their option) to convert the Notes (pursuant to, and subject to the conditions of, the Indenture) as follows:

(a) Subject to clause (b) below, holders of Notes shall be entitled to convert their Notes into $1,968.97 in cash (without interest) with respect to each $1,000 in principal amount of Notes.

(b) If such conversion occurs on or after the Company gives notice of the occurrence of the Fundamental Change, and prior to 12:01 a.m. New York City time on July 22, 2013, then the Conversion Rate shall be increased as described in clause (e) of Section 10.01 of the Indenture, and holders of Notes shall be entitled to convert their Notes into $2,054.69 in cash (without interest) with respect to each $1,000 in principal amount of Notes.

The Trustee for the Notes is Wells Fargo Bank, National Association. For questions or assistance related to the Notes, contact (917) 260-1544.

About NFP

National Financial Partners Corp. (NFP) and its benefits, insurance and wealth management businesses provide diversified advisory and brokerage services to companies and high net worth individuals, partnering with them to preserve their assets and prosper over the long term. NFP advisors provide innovative and comprehensive solutions, backed by NFP’s national scale and resources. NFP operates in three business segments. The Corporate Client Group provides corporate and executive benefits, retirement plans and property and casualty insurance. The Individual Client Group includes retail and wholesale life insurance brokerage and wealth management advisory services. The Advisor Services Group serves independent financial advisors by offering broker/dealer and asset management products and services. Most recently NFP was ranked eighth on Business Insurance’s 100 Largest Brokers of U.S. Business; second on Business Insurance’s Largest Agents and Brokers Headquartered in the U.S. Northeast; and as the ninth Top Global Insurance Broker by Best’s Review; it operates the third largest executive benefits provider of nonqualified deferred compensation plans by total clients as ranked by PlanSponsor; operates a top 10 independent broker/dealer as ranked by Investment Advisor; and has three advisors ranked in Barron’s Top 100 Independent Financial Advisors. NFP is also a leading independent life insurance distributor according to many top-tier carriers. For more information, visit www.nfp.com.

Forward-Looking Information

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and the Company’s operations or strategy. These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by management using currently available information, such as market and industry materials, experts’ reports and opinions, and current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, without limitation: (1) the diversion of management’s attention from the Company’s ongoing business operations; and (2) the ability of the Company to retain and hire key personnel. Additional factors are set forth in NFP’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 15, 2013 and its Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the SEC on May 3, 2013. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Abbe F. Goldstein, CFA
SVP, Investor Relations & Corporate Communications
NFP

Investor Relations	Media Relations
ir@nfp.com	communications@nfp.com
212-301-4011	212-301-1039

Denise DesChenes/Lesley Bogdanow/Emily Deissler
Sard Verbinnen & Co
212-687-8080